Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of RSI Home Products, Inc.

We have audited the accompanying consolidated financial statements of RSI Home Products, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and January 2, 2016, and the related consolidated statements of income, of stockholders’ deficit and redeemable common stock, and of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RSI Home Products, Inc. and its subsidiaries as of December 31, 2016 and January 2, 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for debt issuance costs and the manner in which it accounts for deferred income taxes in 2016. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Irvine, California

March 6, 2017, except for the change in the manner in which the Company accounts for deferred income taxes discussed in Note 1 to the consolidated financial statements, as to which the date is January 28, 2018

Independent Auditor’s Report

Board of Directors

RSI Home Products, Inc.

Anaheim, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of RSI Home Products, Inc. and its subsidiaries, which comprise the consolidated statements of income, stockholders’ deficit and redeemable common stock, and cash flows for the year ended January 3, 2015, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and cash flows of RSI Home Products, Inc. and its subsidiaries for the year ended January 3, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Irvine, California

February 16, 2015

RSI HOME PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	January 2, 2016
ASSETS
Current Assets
Cash and cash equivalents	$49,293,000	$47,509,000
Acounts receivable, net of rebates and allowances of $8,856,000 in 2016 and $8,422,000 in 2015	61,894,000	64,103,000
Inventories	61,777,000	69,853,000
Prepaid income taxes	4,396,000	—
Prepaid expenses and other current assets	6,465,000	7,275,000

Total current assets	183,825,000	188,740,000
Property and equipment, net	61,790,000	44,749,000
Other assets	3,310,000	4,855,000
Intangible assets, net	11,746,000	13,745,000
Deferred income taxes	10,673,000	16,167,000

Total assets	$271,344,000	$268,256,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$25,853,000	$24,378,000
Income taxes payable	—	950,000
Current portion of long-term debt	365,000	455,000
Other accrued liabilities	51,459,000	66,790,000

Total current liabilities	77,677,000	92,573,000
Senior secured notes	566,503,000	565,419,000
Long-term debt, net of current portion	525,000	541,000
Other non-current liabilities	6,273,000	5,481,000

Total liabilities	650,978,000	664,014,000

Commitments and contingencies (Notes 5, 8 and 9)
Stockholders’ Deficit
Common stock — Class A Voting — par value $0.001, authorized:
2016 and 2015 — 40,000,000 shares; issued and outstanding:
2016 — 19,050,063 shares, 2015 — 16,512,091 shares	19,000	17,000
Common stock — Class B Voting — par value $0.001, authorized:
2016 and 2015 — 25,000,000 shares; issued and outstanding:
2016 - none, 2015 — 2,537,972 shares	—	3,000
Common stock — Class C Nonvoting — par value $0.001, authorized:
2016 and 2015 — 25,000,000 shares; issued and outstanding:
2016 - 251,980 shares, 2015 — 229,920 shares	—	—
Additional paid-in capital	67,515,000	66,995,000
Accumulated deficit	(447,168,000)	(462,773,000)

Total stockholders’ deficit	(379,634,000)	(395,758,000)

Total liabilities and stockholders’ deficit	$271,344,000	$268,256,000

See notes to consolidated financial statements

RSI HOME PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended
	December 31, 2016	January 2, 2016	January 3, 2015
Net sales	$598,094,000	$595,527,000	$540,033,000
Cost of sales	420,160,000	418,015,000	374,851,000

Gross profit	177,934,000	177,512,000	165,182,000
Selling, general and administrative (including stock-based compensation expense (benefit) of $(12,608,000), $37,353,000 and $11,403,000 in 2016, 2015 and 2014, respectively)	41,399,000	97,433,000	66,317,000

Operating income	136,535,000	80,079,000	98,865,000
Other expense (income)	334,000	(481,000)	552,000
Loss on extinguishment of debt	—	35,353,000	—
Interest expense, net	38,641,000	39,306,000	39,463,000

Income before income taxes	97,560,000	5,901,000	58,850,000
Provision for income taxes	31,955,000	1,521,000	19,737,000

Net income	$65,605,000	$4,380,000	$39,113,000

See notes to consolidated financial statements

RSI HOME PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND REDEEMABLE COMMON STOCK

	Common Stock
	Class A Voting Shares	Amount	Class B Voting Shares	Amount	Class C Non- Voting Shares	Amount
Balance, December 28, 2013	18,764,034	$19,000	—	$—	—	$—
Issuance of common stock	42,000	—	—	—	66,228	—
Remeasurement of redeemable Class C common stock	—	—	—	—	—	—
Reclassification of Class C common stock to permanent equity	—	—	—	—	131,000	—
Net income	—	—	—	—	—	—

Balance, January 3, 2015	18,806,034	19,000	—	—	197,228	—
Dividends	—	—	—	—	—	—
Conversion of common stock	(2,293,943)	(2,000)	2,537,972	3,000	(235,739)	—
Issuance of common stock	—	—	—	—	268,431	—
Net income	—	—	—	—	—	—

Balance, January 2, 2016	16,512,091	17,000	2,537,972	3,000	229,920	—
Dividends	—	—	—	—	—	—
Conversion of common stock	2,537,972	2,000	(2,537,972)	(3,000)	—	—
Issuance of common stock	—	—	—	—	22,060	—
Net income	—	—	—	—	—	—

Balance, December 31, 2016	19,050,063	$19,000	—	$—	251,980	$—

See notes to consolidated financial statements.

RSI HOME PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND REDEEMABLE COMMON STOCK

	Common Stock
	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit	Redeemable Class C Nonvoting Shares	Amount
Balance, December 28, 2013	49,504,000	$(404,137,000)	$(354,614,000)	56,000	$645,000
Issuance of common stock	1,962,000	—	1,962,000	75,000	979,000
Remeasurement of redeemable
Class C common stock	(297,000)	—	(297,000)	—	297,000
Reclassification of Class C common stock to permanent equity	1,921,000	—	1,921,000	(131,000)	(1,921,000)
Net income	—	39,113,000	39,113,000	—	—

Balance, January 3, 2015	53,090,000	(365,024,000)	(311,915,000)	—	—
Dividends	—	(100,000,000)	(100,000,000)	—	—
Conversion of common stock	—	—	1,000	—	—
Issuance of common stock	13,905,000	(2,129,000)	11,776,000	—	—
Net income	—	4,380,000	4,380,000	—	—

Balance, January 2, 2016	66,995,000	(462,773,000)	(395,758,000)	—	—
Dividends	—	(50,000,000)	(50,000,000)	—	—
Conversion of common stock	—	—	(1,000)	—	—
Issuance of common stock	520,000	—	520,000	—	—
Net income	—	65,605,000	65,605,000	—	—

Balance, December 31, 2016	67,515,000	$(447,168,000)	$(379,634,000)	—	$—

See notes to consolidated financial statements.

RSI HOME PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31, 2016	January 2, 2016	January 3, 2015
Cash Flows From Operating Activities
Net income	$65,605,000	$4,380,000	$39,113,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,818,000	10,133,000	10,133,000
Amortization of slotting fees	1,333,000	1,420,000	482,000
Amortization of intangible assets	1,999,000	2,101,000	2,406,000
Amortization of debt issuance costs	1,284,000	1,486,000	2,371,000
Write-off of prior debt issuance costs	—	325,000	—
Loss on extinguishment of debt	—	35,353,000	—
Stock-based compensation	(12,608,000)	37,353,000	11,403,000
Change in fair value of foreign currency hedge	334,000	(481,000)	552,000
Loss (gain) on disposal of property and equipment	53,000	62,000	(57,000)
Deferred taxes	5,493,000	(3,430,000)	(4,761,000)
Change in operating assets and liabilities:
Accounts receivable	2,209,000	(6,832,000)	(11,295,000)
Inventories	8,076,000	(9,371,000)	(189,000)
Prepaid income taxes	(4,396,000)	—	—
Prepaid expenses and other current assets	645,000	2,556,000	(4,715,000)
Other assets	(1,338,000)	(3,966,000)	(211,000)
Income taxes payable	(950,000)	(1,187,000)	4,037,000
Accounts payable	1,474,000	10,097,000	2,414,000
Other accrued liabilities	(671,000)	(12,128,000)	2,077,000

Net cash provided by operating activities	80,360,000	67,871,000	53,760,000

Cash Flows From Investing Activities
Capital expenditures — property and equipment	(28,339,000)	(19,756,000)	(11,873,000)
Proceeds from sale of property and equipment	12,000	595,000	1,205,000

Net cash used in investing activities	(28,327,000)	(19,161,000)	(10,668,000)

Cash Flows From Financing Activities
Proceeds from senior secured notes	—	575,000,000	—
Repayment of senior secured notes	—	(525,000,000)	—
Payment of tender offer premium and call premium on senior secured notes	—	(28,299,000)	—
Payments on unsecured notes payable	(521,000)	(709,000)	(1,178,000)
Payments on bank term loan and financing	—	—	(182,000)
Debt issuance costs	—	(10,975,000)	—
Dividends	(50,000,000)	(100,000,000)	—
Issuance of common stock	272,000	600,000	2,372,000

Net cash (used in) provided by financing activities	(50,249,000)	(89,383,000)	1,012,000

Net increase (decrease) in cash	1,784,000	(40,673,000)	44,104,000

Cash and cash equivalents
Beginning	47,509,000	88,182,000	44,078,000

Ending	$49,293,000	$47,509,000	$88,182,000

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$37,765,000	$38,596,000	$36,529,000

Income taxes, net of refunds	$32,146,000	$7,027,000	$19,966,000

Supplemental Schedule of Noncash Investing and Financing Activities
Equipment acquired under financing agreement	$262,000	$—	$51,000

Notes payable issued on options exercised and canceled	$153,000	$359,000	$222,000

Net change to property and equipment through accrued expense	$323,000	$1,216,000	$—

See notes to consolidated financial statements.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of organization

RSI Home Products, Inc. (“RSI”) was founded in 1989. RSI and its subsidiaries are collectively referred to herein as the “Company”. RSI, through its wholly owned subsidiaries, is engaged primarily in the manufacture and distribution of stock and made-to-order bath and kitchen cabinets and cultured marble tops to national home centers, home builders, dealers and distributors throughout the United States and Canada.

Fiscal year

The Company operates on a 52 to 53 week fiscal year, with its year ending on the Saturday closest to December 31. The years ended December 31, 2016 and January 2, 2016 each contained 52 weeks. The year ended January 3, 2015 contained 53 weeks.

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of RSI and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes thereto. Actual results could differ from those estimates.

Revenue recognition

For sales to home centers, dealers and distributors, the Company records revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. The Company recognizes revenue for home center customers when delivery has occurred and title and risk of loss has transferred. The Company performs the installation for its home builder customers and records revenue when the cabinets are installed. Revenue is recorded net of applicable provisions for discounts, sales incentives, returns, allowances and taxes. The Company provides certain sales incentives to its customers for co-op advertising, volume rebates, program slotting fees and discounted sales terms. The Company records these sales incentives as a reduction of revenue during the same period in which it records the related sales, and presents sales net of these allowances in the consolidated statements of income.

Debt issuance cost

Deferred debt issuance costs are amortized to interest expense over the life of the related indebtedness using the effective interest method. The net carrying value of unamortized debt issuance costs associated with the senior secured notes are recorded as a reduction to the corresponding indebtedness.

Cost of sales

Cost of sales includes all input costs associated with the manufacture and distribution of the Company’s products including inbound freight costs and outbound shipping and handling costs, if applicable. In addition, the Company includes all depreciation and amortization associated with assets used to manufacture its products and make them saleable.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less when purchased.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign currency

The financial statements of the Company’s foreign subsidiaries are measured using the U.S. dollar as the functional currency. For subsidiaries with transactions that are denominated in a currency other than the functional currency, the remeasurement of assets and liabilities to the functional currency is included in determining net income. Remeasurement gains recorded to net income were $138,000 and $551,000 for the years ended December 31, 2016 and January 2, 2016, respectively. Remeasurement losses recorded to net income were insignificant for the year ended January 3, 2015.

Accounts receivable

Accounts receivable are carried at original invoice amount less estimates made for allowances, including doubtful receivables. Taking into consideration all relevant factors including actual sales activity for qualifying products, the Company also estimates and records allowances related to discounts and rebates granted to certain customers based on specific arrangements. Management determines the allowance for doubtful accounts by identifying troubled accounts and using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Concentration of risks

Financial instruments that potentially subject the Company to concentrations of risk consist primarily of cash and cash equivalents, accounts receivable and foreign exchange forward contracts. The Company maintains its cash and cash equivalents with major financial institutions and such balances may, at times, exceed Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

The Company does not require collateral to secure its accounts receivable. Two customers accounted for approximately 84% and 85% of outstanding accounts receivable as of December 31, 2016 and January 2, 2016, respectively, and 86%, 87% and 86% of net sales for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively.

Counterparties to the Company’s foreign exchange forward contracts are major financial institutions. The Company is potentially exposed to credit loss in the event of nonperformance by these counterparties. The Company does not use derivative instruments for trading or speculative purposes.

Inventories

Inventories consist primarily of raw materials and finished goods, which are stated at the lower of cost or market. The Company uses standard cost to value inventory which approximates actual cost on a first-in, first out basis. The Company evaluates its inventory and, if necessary, records an adjustment for all slow-moving or obsolete inventory items.

Property and equipment and intangible assets, subject to amortization

Property and equipment is stated at cost less accumulated depreciation. Provision for depreciation is calculated using the straight-line method based upon the estimated useful lives of depreciable assets. Depreciation is discontinued when a property is identified as held-for-sale. Leasehold improvements are being amortized over the remaining lease term or estimated useful life of the asset, whichever is shorter. Displays

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

represent costs incurred to promote the sale of the Company’s products. The cost of maintenance and repair is charged to expense as incurred. The estimated useful lives of the property and equipment are as follows:

Years
Buildings	18-20
Machinery and equipment	5-7
Data processing equipment and software	3-5
Forklifts and vehicles	5-7
Office furniture and equipment	7
Displays	2-5

Changes in circumstances, such as dramatic loss of market share or loss of a major customer, could result in the actual useful lives differing from initial estimates. In those cases where the Company determines that the useful life of a long-lived asset should be revised, the Company will amortize or depreciate the net book value over its revised remaining useful life.

Intangible assets include customer relationships, trademarks/trade names and a favorable lease. These assets are being amortized on a straight-line basis over their estimated useful lives, as follows:

Years
Customer relationships	13
Trademark/Trade name	13
Favorable lease	7

The Company reviews long-lived assets for impairment when events or changes in circumstances indicate that their related carrying amounts may not be recoverable. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest charges) is less than the carrying value of the assets, the assets will be written down to the estimated fair value and such loss is recognized in the period in which the determination is made.

Advertising expense

Advertising expense primarily consists of trade show costs and point-of-purchase merchandising brochures and materials. The Company includes these costs in selling, general and administrative expenses as incurred. Advertising expenses for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 were $2,109,000, $1,414,000 and $1,053,000, respectively.

Customer program costs

The Company incurs various costs associated with new product programs awarded by its customers, including costs to obtain favorable product placement (“slotting fees”) and to promote the sale of its products (“displays”).

The Company capitalizes slotting fees, provided the payments are supported by a time based arrangement with the retailer, and amortizes the associated payments over the appropriate term of the arrangement not to exceed 36 months. During the years ended December 31, 2016, January 2, 2016 and January 3, 2015, the Company incurred costs for slotting fees of $222,000, $4,000,000 and $30,000, respectively. The amortization of slotting fees is treated as a reduction of net sales. The total amortization of slotting fees for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 was $1,333,000, $1,420,000 and $482,000, respectively. The unamortized costs of $1,556,000 and $2,889,000 as of December 31, 2016 and January 2, 2016, respectively, are reported in other assets in the consolidated balance sheets.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the years ended December 31, 2016, January 2, 2016 and January 3, 2015, the Company incurred costs for displays of $7,732,000, $4,330,000 and $1,115,000, respectively. The unamortized costs of displays of $9,785,000 and $4,171,000 as of December 31, 2016 and January 2, 2016, respectively, are reported in property and equipment in the consolidated balance sheets. The depreciation of displays is included in selling, general and administrative expenses. The total depreciation of displays for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 was $2,118,000, $1,398,000 and $1,235,000, respectively.

Income taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes tax liabilities when, despite the Company’s belief that its tax return positions are supportable, the Company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made.

The Company recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes line in the consolidated statements of income. Accrued interest and penalties are included with the related tax liability in other non-current liabilities in the consolidated balance sheets.

Stock-based compensation

The Company uses the intrinsic value method in measuring stock-based liability awards. Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. Currently, there is no active market for the Company’s common shares and fair value is determined by the Company with the assistance of external valuation experts. Stock-based compensation is amortized over the vesting period of the award. Since the Company has a past practice of settling its vested stock options predominantly in cash and unsecured promissory notes, the Company accounts for its option plan using liability accounting. The related liability is adjusted to represent the intrinsic value of vested awards at each balance sheet date. Changes in the fair value of the Company’s stock from one measurement date to the next will affect the carrying value of the previously reported liability. Since the Company utilizes the intrinsic value method and grants options with an exercise price at or above fair value at the time of issuance, there is no intrinsic value on the grant date.

Although the Company has a practice of settling stock options predominantly in cash and unsecured promissory notes, the current stock option plan does not require the Company to do so. In situations where the Company elects to settle options, the settlement amounts have been calculated using a non-contractual formulaic approach. Settlements and the calculated formulaic value are mutually agreed upon between the option holder and the Company. The calculated formulaic value has historically been lower than the intrinsic value of the settled awards. If all the fully vested stock options as of December 31, 2016 were settled in cash and unsecured promissory notes, the total payment before any tax benefit would be $19,222,000.

Fair value of financial instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

between market participants at the measurement date. Assets and liabilities that are measured at fair value are reported using a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs.

The three levels of inputs used to measure fair value are as follows:

•	Level 1: Inputs to the valuation are unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2: Inputs to the valuation may include quoted prices for similar assets and liabilities in active or inactive markets, and inputs other than quoted prices, such as interest rates and yield curves, that are observable for the asset or liability for substantially the full term of the financial instrument.

•	Level 3: Inputs to the valuation are unobservable and significant to the fair value measurement. Level 3 inputs shall be used to measure fair value only to the extent that observable inputs are not available.

The estimated fair values of the Company’s short-term financial instruments, including cash and cash equivalents, accounts receivable and accounts payable arising in the ordinary course of business, approximate their individual carrying amounts due to the relatively short period of time between their origination and expected realization. The foreign exchange forward contracts were marked to market and therefore represented fair value. The fair values of these contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. This valuation methodology is considered level 2 in the fair value hierarchy. For liabilities such as long-term debt not accounted for at fair value and without quoted market prices, fair value was based upon borrowing rates available to the Company for bank loans with the same remaining maturities and similar terms and collateral requirements. As such, the fair value of long-term debt approximated its carrying value.

The fair value of the Company’s senior secured notes is estimated based upon the quoted market prices for the same issue if available, or similar issues. This valuation methodology is considered level 2 in the fair value hierarchy. The carrying amount and estimated fair value of the senior secured notes as of December 31, 2016 was $575,000,000 and $603,750,000, respectively. The carrying amount and estimated fair value of the senior secured notes as of January 2, 2016 was $575,000,000 and $593,688,000, respectively.

The following table sets forth the fair value of the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and January 2, 2016 based on the three-tier fair value hierarchy:

	Level 1	Level 2	Level 3	Total
December 31, 2016
Foreign exchange forward contracts	$—	$404,000	$—	$404,000

January 2, 2016
Foreign exchange forward contracts	$—	$71,000	$—	$71,000

Derivatives and hedging

Forward contracts

In the normal course of business the Company is subject to risk from adverse fluctuations in foreign exchange rates. The Company manages these risks through the use of derivative financial instruments, primarily foreign exchange forward contracts.

The Company recognizes its outstanding derivative financial instruments in the consolidated balance sheets at their fair values. The Company does not designate these instruments as accounting hedges. The changes in

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the fair value of these instruments are recorded in other expense (income) in the consolidated statements of income.

At December 31, 2016, the Company held contracts maturing from January 2017 to June 2017 to purchase 197.0 million Mexican pesos at exchange rates ranging from 20.6 to 21.2 Mexican pesos to the U.S. dollar. At January 2, 2016, the Company held contracts maturing from January 2016 to March 2016 to purchase 102.0 million Mexican pesos at exchange rates ranging from 17.2 to 17.3 Mexican pesos to the U.S. dollar. The Company recorded the fair value of these contracts of $404,000 and $71,000 at December 31, 2016 and January 2, 2016, respectively, in other accrued liabilities in the consolidated balance sheets.

Recently issued accounting pronouncements

New accounting pronouncements adopted

On August 27, 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, which requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Before this new standard, there was minimal guidance in U.S. GAAP specific to going concern. Under the new standard, disclosures are required when conditions give rise to substantial doubt about a company’s ability to continue as a going concern within one year from the financial statement issuance date. The new standard applies to all companies and is effective for the annual period ending after December 15, 2016, and all annual and interim periods thereafter. Accordingly, the Company adopted this new standard in 2016.

In April 2015, the FASB issued Accounting Standards Update ASU No. 2015-03, “Interest — Imputation of Interest (Subtopic 835-30) — Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). In June 2015, the FASB issued ASU No. 2015-15, “Interest — Imputation of Interest (Subtopic 835-30) — Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements — Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting” (“ASU 2015-15”). ASU 2015-03 and ASU 2015-15 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability. During the year ended December 31, 2016, the Company retrospectively adopted these new standards, resulting in a reclassification of $9,581,000 of debt issuance costs as of January 2, 2016.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes (Topic 740)” (“ASU 2015-17”), which requires that deferred tax assets and liabilities be presented as non-current in the balance sheet. ASU 2015-17 is effective for annual reporting periods beginning after December 15, 2016 (and interim periods within those fiscal years) with early adoption permitted. The Company adopted ASU 2015-17 at the beginning of fiscal 2017 on a retrospective basis. Accordingly, we reclassified $12,902,000 and $18,157,000 from current assets to non-current assets as of December 31, 2016 and January 2, 2016, respectively and $2,229,000 and $1,990,000 from non-current liabilities to non-current assets as of December 31, 2016 and January 2, 2016, respectively.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which provides for improvements to employee share-based payment accounting. ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016 (and interim periods within those fiscal years). Early adoption is permitted. The Company adopted ASU 2016-09 at the beginning of fiscal 2017. The adoption did not have a material impact on the consolidated financial statements.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New accounting pronouncements not yet adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue From Contracts with Customers (Topic 606)” (“ASU 2014-09”), which requires that a company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 was originally effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date”, which defers the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. In 2016, the SEC provided specific guidance for public business entities that otherwise would not meet the definition of a public business entity except for inclusion of its financial statements in another entity’s filing with the Commission. Such public business entities may apply ASU No. 2014-09 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Therefore, the Company does not plan on adopting ASU 2014-09 until fiscal 2019. The Company has not yet completed an assessment of the impact of this standard on the consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory” (“ASU 2015-11”). Upon adoption by an entity, ASU 2015-11 will simplify the subsequent measurement of inventory by replacing the current lower of cost or market test with a lower of cost or net realizable value test. The new guidance applies only to inventories for which cost is determined by methods other than last-in-first-out (LIFO) and the retail inventory method. For inventory within the scope of ASU 2015-11, entities will be required to compare the cost of inventory to only one measure, its net realizable value, and not the three measures required by current guidance (“market,” “subject to a floor,” and a “ceiling”). When evidence exists that the net realizable value of inventory is less than its cost (due to damage, physical deterioration, obsolescence, changes in price levels or other causes), entities will recognize the difference as a loss in earnings in the period in which it occurs. ASU 2015-11 is effective for public entities for fiscal years beginning after December 15, 2016, and interim periods within the year of adoption. Early adoption is permitted. The Company adopted ASU 2015-11 prospectively at the beginning of fiscal 2017. The adoption did not have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which supersedes the lease requirements in Accounting Standards Codification Topic 840, Leases. ASU 2016-02 requires lessees to recognize assets and liabilities on the balance sheet for most leases and provide enhanced disclosures. Leases will continue to be classified as either finance or operating. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018 (and interim periods within those fiscal years). In 2016, the SEC provided specific guidance for public business entities that otherwise would not meet the definition of a public business entity except for inclusion of its financial statements in another entity’s filing with the Commission. Such public business entities may apply ASU No. 2016-02 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Therefore, the Company does not plan on adopting ASU 2016-02 until fiscal 2020. The new standard must be adopted using a modified retrospective transition, requiring application at the beginning of the earliest comparative period presented. The Company has not yet completed an assessment of the impact of this standard on the consolidated financial statements.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 INVENTORIES

Inventories consisted of the following as of:

	December 31, 2016	January 2, 2016
Raw materials	$46,352,000	$50,777,000
Finished goods	15,425,000	19,076,000

	$61,777,000	$69,853,000

NOTE 3 PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of:

	December 31, 2016	January 2, 2016
Buildings	$2,840,000	$2,678,000
Land	940,000	940,000
Machinery and equipment	129,489,000	113,554,000
Data processing equipment and software	20,396,000	18,654,000
Displays	12,937,000	7,830,000
Forklifts and vehicles	11,767,000	10,921,000
Office furniture and equipment	3,035,000	2,612,000
Leasehold improvements	6,790,000	6,130,000

	188,194,000	163,319,000
Less accumulated depreciation and amortizati	126,404,000	118,570,000

Net	61,790,000	$44,749,000

Depreciation expense for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 was $11,818,000, $10,133,000 and $10,133,000, respectively.

NOTE 4 INTANGIBLE ASSETS, NET

Intangible assets consisted of the following as of:

	December 31, 2016
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$20,785,000	$10,792,000	$9,993,000
Trademark/Trade name	3,581,000	1,859,000	1,722,000
Favorable lease	873,000	842,000	31,000

	$25,239,000	$13,493,000	$11,746,000

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	January 2, 2016
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer relationships	$20,785,000	$9,193,000	$11,592,000
Trademark/Trade name	3,581,000	1,584,000	1,997,000
Favorable lease	873,000	717,000	156,000

	$25,239,000	$11,494,000	$13,745,000

The remaining weighted-average life of amortizing intangibles as of December 31, 2016 was 6 years.

Amortization expense for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 related to intangible assets was $1,999,000, $2,101,000 and $2,406,000, respectively.

Estimated amortization related to the remaining intangible assets at December 31, 2016 is as follows:

Fiscal Years Ending	Amount
2017	$1,905,000
2018	1,874,000
2019	1,874,000
2020	1,874,000
2021	1,874,000
Thereafter	2,345,000

$11,746,000

NOTE 5 OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following as of:

	December 31, 2016	January 2, 2016
Stock-based liability awards	$19,907,000	$33,082,000
Accrued compensation	9,667,000	11,584,000
Accrued interest	10,993,000	11,365,000
Other accrued expenses	10,892,000	10,759,000

	$51,459,000	$66,790,000

Accrued compensation consists of earned but unpaid payroll, incentive compensation and vacation.

Other accrued expenses consist primarily of amounts accrued for self-insurance for workers’ compensation and medical insurance, capital expenditures and consulting agreements.

The Company is partially self-insured related to workers’ compensation claims up to $500,000 per claim for its employees in the United States. As of December 31, 2016 and January 2, 2016, approximately $2,231,000 and $2,600,000, respectively, has been provided for reported but unresolved workers’ compensation claims, and the reserve is included in the consolidated balance sheets. Total expense for workers’ compensation, including insurance premiums, net of refunds received, was approximately $1,678,000, $2,180,000 and $1,214,000 for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively.

The Company is self-insured for up to $250,000 per claim under its medical benefit programs in the United States. This amount increased from $200,000 effective January 1, 2016. Total expense under the program for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 was $5,924,000, $6,918,000 and

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$4,749,000, respectively. The Company provides for a reserve for actual unpaid claims and an estimate of claims incurred but not reported. At December 31, 2016 and January 2, 2016, $632,000 and $732,000, respectively, had been provided for future costs and is included in the consolidated balance sheets.

NOTE 6 LINES OF CREDIT AND LONG-TERM DEBT

Long-term debt consisted of the following as of:

	December 31, 2016	January 2, 2016
$575 million senior secured notes	$575,000,000	$575,000,000
Unsecured notes payable(a)	670,000	996,000
Other	220,000	—
Less unamortized debt issuance costs	(8,497,000)	(9,581,000)

	567,393,000	566,415,000
Less current portion	365,000	455,000

Net	$567,028,000	$565,960,000

(a)	Notes due to former and current employees for the cancellation and subsequent settlement of vested stock options. The five year notes bear interest at rates ranging from 1.01% to 1.97% per annum and are due in annual installments of principal and interest on their respective anniversary dates, with final payments of all notes due through June 30, 2021. All are unsecured and subordinated to the credit facilities.

As of December 31, 2016, aggregate maturities of long-term debt, excluding unamortized debt issuance costs, were as follows:

Fiscal Years Ending	Amount
2017	$365,000
2018	192,000
2019	171,000
2020	104,000
2021	52,000
Thereafter	575,006,000

$575,890,000

$575 Million Senior Secured Notes

On March 16, 2015, the Company issued $575,000,000 of senior secured second lien notes due 2023 (the “2023 Notes”) with major financial institutions as initial purchasers (1) to repay the existing senior secured second lien notes due in 2018 (the “2018 Notes”), including accrued and unpaid interest, a tender offer premium and a call premium, and (2) for general corporate purposes. The 2023 Notes bear interest at 6.5% per annum and mature on March 15, 2023. Interest on the 2023 Notes is payable semi-annually, in cash in arrears, on March 15 and September 15 of each year, commencing September 15, 2015. The 2023 Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after March 15, 2018, at various redemption prices plus accrued and unpaid interest to the redemption dates. The 2023 Notes are fully and unconditionally guaranteed by each of the Company’s wholly-owned domestic subsidiaries, subject to certain exceptions.

The Company incurred $35,353,000 in expense related to the early extinguishment of debt as a result of the prepayment of the 2018 Notes, which included a tender offer premium of $26,597,000, a call premium of $1,702,000 and the write-off of $7,054,000 in unamortized deferred debt issuance costs.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2023 Notes contain customary covenants, including covenants that limit or restrict the Company’s ability to incur debt, pay dividends, repurchase or make other distributions in respect to its capital stock, make other restricted payments, create liens, sell assets, engage in transactions with affiliates, consolidate or merge into other companies, or convey, transfer or lease to other companies.

$75 Million Credit Facility

On February 22, 2013, the Company entered into an agreement with three financial institutions (collectively, the “Lenders”) whereby the Lenders provided a revolving credit facility to the Company for a total of $75,000,000 (the “Credit Facility”). The Credit Facility also includes a letter of credit commitment from the lenders. Advances under the Credit Facility bear interest at selected variable rates, as defined, plus a margin based on the Company’s financial position. The principal amount of the revolving loans shall be repaid on the maturity date. The credit arrangement is secured by substantially all assets of the Company and expires on August 22, 2017.

On March 16, 2015, the Company amended and restated the Credit Facility, to among other things, extend the maturity date to March 16, 2020.

The Credit Facility contains customary covenants, including covenants that limit or restrict the Company’s ability to incur debt, create liens, consolidate or merge into other companies, sell or lease assets, pay or prepay subordinated debt, engage in sale and leaseback transactions, pay dividends, repurchase or make other distributions in respect to its capital stock and engage in transactions with affiliates. The Credit Facility also requires the Company to maintain certain minimum financial ratios and other financial measures. As of December 31, 2016 and January 2, 2016, there were no outstanding loan balances under this facility.

As of December 31, 2016 and January 2, 2016, the Company had $3,725,000 of outstanding letters of credit related to its self-insured workers’ compensation program (see Note 5).

As of December 31, 2016, the Company was compliant with all of its debt covenants.

For the year ended January 2, 2016, the Company incurred $10,975,000 of debt issuance costs in connection with the issuance of the 2023 Notes and the amendment and restatement of the Credit Facility. The unamortized balance of $9,581,000 as of January 2, 2016 was reclassified from other assets to senior secured notes on the consolidated balance sheets. Amortization expense of debt issuance costs was $1,284,000, $1,486,000 and $2,371,000 for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively, and is included in interest expense in the consolidated statements of income.

Net interest expense including amortization of debt issuance costs was $38,641,000, $39,306,000 and $39,463,000 for the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively. Interest expense for the year ended January 2, 2016 included a write-off of unamortized deferred debt issuance costs of $325,000 related to the amendment and restatement of the Credit Facility.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 INCOME TAXES

The provision for income taxes consists of the following components:

	2016	2015	2014
Current Provision
Federal	$21,871,000	$3,756,000	$20,689,000
State	3,860,000	655,000	3,164,000
Foreign	731,000	540,000	763,000

Total current	26,462,000	4,951,000	24,616,000

Deferred Provision
Federal	5,196,000	(2,927,000)	(4,032,000)
State	509,000	(468,000)	(641,000)
Foreign	(212,000)	(35,000)	(206,000)

Total deferred	5,493,000	(3,430,000)	(4,879,000)

Total provision for income taxes	$31,955,000	$1,521,000	$19,737,000

Taxes based on income differ from the amount obtained by applying the statutory federal income tax rate to income before taxes as follows:

	2016	2015	2014
Computed provision for taxes based on income at the federal statutory rate	$34,146,000	$2,065,000	$20,597,000
State income taxes, net of federal income tax benefit	2,839,000	122,000	1,640,000
Domestic manufacturing deduction	(2,532,000)	(495,000)	(2,087,000)
Tax credits and other	(2,498,000)	(171,000)	(413,000)

	$31,955,000	$1,521,000	$19,737,000

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of the Company’s deferred tax assets and liabilities are as follows:

	2016	2015
Deferred tax assets
Inventory uniform capitalization adjustment	$819,000	$1,143,000
Inventory reserves	181,000	180,000
Vacation accrual	813,000	745,000
Workers’ compensation	877,000	925,000
State income taxes	342,000	144,000
Stock-based compensation	7,823,000	13,001,000
Bonus and commission accrual	248,000	688,000
Other reserves	1,039,000	860,000
Intangible amortization	1,497,000	1,498,000
Accrued expenses and other	1,354,000	1,453,000
Deferred rent	1,768,000	1,041,000
Foreign tax credt	254,000	—
Business development costs and displays	112,000	—

Total deferred tax assets	17,127,000	21,678,000

Deferred tax liabilities
Property and equipment	6,116,000	5,115,000
Prepaid supplies and other	338,000	332,000
Slotting fees and displays	—	64,000

Total deferred tax liabilities	6,454,000	5,511,000

Net deferred tax assets	$10,673,000	$16,167,000

The Company evaluates the realizability of its deferred tax assets and assesses the need for a valuation allowance on an ongoing basis. In evaluating its deferred tax assets, the Company considers whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred tax assets depends upon generating sufficient future taxable income prior to the expiration of the tax attributes. This assessment requires significant judgment. Given the merits of objectively verifiable evidence, including a history of income for both GAAP accounting and income taxes, the Company has determined that there is no need for a valuation allowance as of December 31, 2016 and January 2, 2016.

The following table summarizes the activity related to the Company’s unrecognized tax benefits for the fiscal years ended:

	2016	2015
Unrecognized tax benefits, beginning balance	$2,456,000	$3,592,000
Gross increases (decreases)-tax positions in prior period	18,000	(61,000)
Gross increases-tax positions in current period	81,000	—
Lapse of statute of limitations	(1,256,000)	(1,075,000)

Unrecognized tax benefits, ending balance	$1,299,000	$2,456,000

The Company recognizes interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2016 and January 2, 2016, the Company had approximately $319,000 and $641,000, respectively, of accrued interest and penalties related to uncertain tax positions.

The Company believes that it is reasonably possible that approximately $647,000 of its unrecognized tax benefits may be recognized by the end of its next fiscal year as a result of a lapse of the statute of limitations.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax years ended December 28, 2013 to December 31, 2016 remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company has received notice from the State of North Carolina that they will conduct an examination of the tax years 2013, 2014 and 2015. The Company does not believe that unrecognized tax benefits as of December 31, 2016 will significantly increase or decrease within the next 12 months.

NOTE 8 COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases certain facilities under operating lease agreements, which expire on various dates through August 2029 and require minimum annual rentals ranging from $1,000 to $446,000 per month. Certain of these leases provide for rent escalations and renewal options. For leases with stated rent escalations, the Company recognizes rent expense ratably over the lease term. The difference between the ratable rent expense and the amount paid is included in other non-current liabilities in the consolidated balance sheets. The majority of these leases obligate the Company to pay costs of maintenance, utilities and property taxes.

Minimum future rental payments under operating leases at December 31, 2016 are as follows:

Fiscal Years Ending	Amount
2017	$14,066,000
2018	13,852,000
2019	12,847,000
2020	13,098,000
2021	10,650,000
Thereafter	40,721,000

$105,234,000

Rent expense for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 was $13,582,000, $12,037,000 and $11,492,000, respectively.

Legal matters

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact on the Company’s financial position, results of operations or cash flows. As of December 31, 2016, there was no litigation or contingency with at least a reasonable possibility of a material loss.

NOTE 9 RETIREMENT PLANS

The Company has a defined-contribution 401(k) profit sharing plan (“401(k) plan”) for all non-union employees. Employees are eligible to contribute to the 401(k) plan 60 days after starting employment. Under the 401(k) plan, employees may contribute up to 60 percent of their compensation, subject to an annual contribution limit prescribed by the Internal Revenue Service. The Company has elected to make safe harbor matching contributions of up to four percent of each participant’s eligible compensation. The Company’s safe harbor contributions vest immediately. The Company incurred matching contribution expense for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 of $1,381,000, $1,004,000 and $1,306,000, respectively.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 STOCKHOLDERS’ DEFICIT

On May 22, 2015, the Company amended and restated its certificate of incorporation which authorizes the respective classes and shares of corporate stock as follows:

Shares

The total number of shares of all classes of stock which the Company has authority to issue is 100,000,000, of which 90,000,000 shares are Common Stock, consisting of 40,000,000 shares of Class A Voting Common Stock, par value $0.001 per share (“Class A Common Stock”), 25,000,000 shares of Class B Voting Common Stock, par value $0.001 per share (“Class B Common Stock”), 25,000,000 shares of Class C Non-Voting Common Stock, par value $0.001 per share (“Class C Common Stock” together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

Preferred Stock

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (“the Board”) is expressly authorized to fix and determine by resolution or resolutions the number of shares of each series of Preferred Stock and the designation thereof, and the voting and other powers, preferences and relative, participating, optional or other special rights.

Common Stock

The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as follows:

Relative Rights

Except as any provision of law or any provision in the Eighth Amended and Restated Certificate of Incorporation may otherwise provide, each share of Common Stock, without distinction as to class, shall have the same rights, privileges, interests and attributes, and shall be subject to the same limitations, as every other share of Common Stock.

Voting

Each holder of shares of Class A Common Stock shall be entitled to notice of and to attend all special and annual meetings of the stockholders of the Company and to cast one vote for each outstanding share of Class A Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Each holder of shares of Class B Common Stock shall be entitled to notice of and to attend all special and annual meetings of the stockholders of the Company and to cast one vote for each outstanding share of Class B Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Except as required by law, holders of shares of Class C Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Company.

Dividends

Except as to the Special Dividend, as defined in the Eighth Amended and Restated Certificate of Incorporation, in the aggregate amount of $50,000,000, all dividends payable on the Common Stock in cash, property or shares of capital stock shall be payable to all holders of Common Stock, without distinction as to class. Holders of Class B Common Stock shall not be entitled to receive any Special Dividend payable in cash or property to holders of Class A Common Stock and Class C Common Stock.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liquidation

In the event of any liquidation, the holders of the Common Stock and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate, pro-rata, in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock, in the event of any liquidation, the full preferential amounts, if any, to which they are entitled.

Transaction with BIC Investors, LLC

On May 27, 2015 (the “Closing Date”), the Company and its stockholders (the “Stockholders”) entered into a stock purchase agreement (the “Agreement”) with BIC Investors, LLC (“BIC”).

The Agreement provided, subject to its terms and conditions, for the Stockholders to sell to BIC 2,293,943 shares of Class A Common Stock and 235,739 shares of Class C Common Stock (the “Purchased Shares”). Holders of vested Class C stock options exercised 253,671 options and participated in this transaction, resulting in additional non-cash stock-based compensation expense of $9,115,000 to settle the liability awards. Pursuant to the Eighth Amended and Restated Certificate of Incorporation, the Purchased Shares were automatically converted to 2,537,972 shares of Class B Common Stock immediately prior to the transfer and delivery to BIC. The Aggregate Purchase Price was $130,000,000.

In connection with the BIC transaction, the Company entered into an investor rights agreement with BIC. This agreement included a provision that provided BIC the right, if a qualified Initial Public Offering was not consummated by the sixth anniversary of the transaction in 2021, to request the Company to initiate a sale process of the Company or at the Board’s discretion to repurchase the BIC stock holdings at fair value. As the potential repurchase feature is within the full control of the Board, the Company has accounted for the BIC investment as permanent equity.

Conversion of Common Stock

All issued and outstanding shares of Class B Common Stock shall automatically be converted into the same number of shares of Class A Common Stock on the earlier to occur of (i) payment of the Special Dividend, and (ii) an initial public offering of Common Stock. In the case of clause (i), immediately upon such payment and, in the case of clause (ii), immediately prior to such initial public offering.

During 2016 the Company paid the $50,000,000 Special Dividend and all issued and outstanding shares of Class B Common Stock were converted to Class A Common Stock.

Redemption

At December 28, 2013, Class C Common Stock contained a mandatory redemption feature in the event that the employee stockholder’s employment with the Company was to terminate, and these shares were recorded at the redemption price. Effective June 25, 2014, holders of Class C Common Stock irrevocably amended and restated their Stockholders’ Agreements to eliminate the mandatory redemption feature contained in such agreements with respect to the Class C Common Stock and instead provide the Company the option to purchase some or all of the employee stockholder’s Class C Common Stock upon the termination of such holder’s employment. As a result, 131,000 shares of Class C Common Stock were remeasured to fair value as of June 25, 2014 and reclassified from temporary equity to permanent equity at the carrying amount of $1,921,000.

Stock Option Plans

As of December 31, 2016, the Company had one stock-based compensation plan, the 2013 Stock Incentive Plan, which replaced the 1995 Stock Option Plan and the 2002 Non-Employee Director Stock Plan.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2013 Stock Incentive Plan

The 2013 Stock Incentive Plan (the “2013 Plan” or the “Plan”) was effective October 1, 2013 and replaced all other stock option and/or award plans of the Company. The terms of any grants made under a prior plan shall continue to be governed by the terms of the plan under which the grant was made. The Plan is administered by the Board and the Board may designate a committee to operate and administer the Plan. The Plan covers employees and directors of the Company or any affiliate, and consultants and advisors who render bona fide services to the Company unrelated to the offer or sale of securities. The Plan authorizes grants of options to purchase up to 10,000,000 shares of authorized and unissued Class A Common Stock or shares of Class A Common Stock held in treasury less any shares outstanding under the previous stock incentive plans, subject to capitalization adjustments. Grants under the Plan may be in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units or a combination thereof, at the discretion of the Board. Under the Plan, options generally vest over five years and expire ten years from the grant date.

All options must be priced at least equal to 100% of the fair market value of the shares on the date the option is granted. The Company has historically utilized a stock valuation methodology for the granting of options (establishing an exercise price) using an approach that determines the Company’s enterprise value using a multiple of EBITDA and subtracting outstanding debt and adding excess cash to arrive at equity value, and then dividing by the number of outstanding common shares, common share equivalents and exercisable option shares.

1995 Stock Option Plan

The 1995 Stock Option Plan, as amended on August 2, 2000 and February 19, 2002 (“1995 Plan”) was administered by the Board. The Company’s Board could grant nonqualified stock options to officers, key employees and directors. The 1995 Plan authorized grants of options to purchase up to 10,000,000 shares of authorized but unissued Class C Common Stock. Stock options were granted with an exercise price equal to or greater than the stock’s fair market value (as determined by the Board) at the date of grant. Stock options were exercisable beginning two years after the grant date with respect to 40% of the total number of shares, and 20% on each of the three succeeding years. Stock options granted under the 1995 Plan have a term of ten years from the date of grant.

This plan was replaced by the 2013 Stock Incentive Plan effective October 1, 2013. However, the terms of the grants already made under this plan continue to be governed by the 1995 Plan.

A summary of the shares reserved for options outstanding and available for grant under each plan as of December 31, 2016 is as follows:

	Options Originally Authorized (000’s)	Options Outstanding (000’s)		Options Available for Grant (000’s)
1995 Nonqualified Stock Option Plan	10,000	1,927		—

2013 Stock Incentive Plan (replaces previous stock option plans)	10,000	2,272	(a)	7,728

(a)	The 2013 Stock Incentive Plan replaces prior stock option plans and the current outstanding options include the option grants for the 1995 Plan.

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock option activity for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 are as follows:

2013 Stock Incentive Plan (excludes options granted under 1995 Incentive Plan)	Options (000’s)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 28, 2013	1,025	$23.82	9.79
Granted	5	23.82	—
Exercised	—	—	—
Cancelled	—	—	—
Forfeited/expired	—	—	—

Outstanding at January 3, 2015	1,030	$23.82	8.78
Granted	200	25.23	—
Exercised	—	—	—
Cancelled	—	—	—
Forfeited/expired	—	—	—

Outstanding at January 2, 2016	1,230	$21.18	8.04
Granted	25	29.75	—
Exercised	—	—	—
Cancelled	—	—	—
Forfeited/expired	(910)	20.68	—

Outstanding at December 31, 2016	345	$20.14	7.84

Options exercisable at December 31, 2016	77	$15.57	6.80

Vested and expected to vest at December 31, 2016	199	$19.17	7.62

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1995 Stock Incentive Plan	Options (000’s)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 28, 2013	3,061	$9.29	5.50
Granted	—	—	—
Exercised	(140)	9.71	—
Cancelled	(115)	9.32	—
Forfeited/expired	(294)	11.57	—

Outstanding at January 3, 2015	2,512	$9.00	4.46
Granted	—	—	—
Exercised	(310)	8.67	—
Cancelled	(88)	9.27	—
Forfeited/expired	(74)	12.88	—

Outstanding at January 2, 2016	2,040	$8.27	3.72
Granted	—	—	—
Exercised	(22)	9.31	—
Cancelled	(69)	10.66	—
Forfeited/expired	(22)	7.68	—

Outstanding at December 31, 2016	1,927	$5.16	2.92

Options exercisable at December 31, 2016	1,823	$5.20	2.72

Vested and expected to vest at December 31, 2016	1,870	$5.18	2.81

The aggregate intrinsic value of the options exercisable and options vested and expected to vest at December 31, 2016 was $24,597,000 and $26,001,000, respectively.

During the years ended December 31, 2016, January 2, 2016 and January 3, 2015, the Company canceled options for 69,256, 88,092 and 115,450 shares of common stock, respectively, from current and former employees. The cancellation values represent a formulaic amount agreed upon between the option holder and the Company. The agreed value paid by the Company for the cancellation of the option grants was paid out in cash and subordinated promissory notes, with consideration totaling $361,000, $582,000 and $375,000, during the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively (see Note 6).

For the year ended December 31, 2016, the Company paid a dividend of $2.98 per share, totaling $50,000,000 to holders of Class A Common and Class C Common Stock. The Board authorized an equitable adjustment for option holders in the form of a reduction of the exercise price for all outstanding stock options. This resulted in additional stock-based compensation expense of $6,843,000.

For the year ended January 2, 2016, the Company paid a cash dividend of $5.26 per share, totaling $100,000,000 to holders of Class A Common Stock and Class C Common Stock. The Board authorized an equitable adjustment for option holders in the form of a reduction of the exercise price for unvested stock options and a cash bonus to vested option holders. This resulted in additional stock-based compensation expense of $17,889,000.

At December 31, 2016, there was $1,478,000 of total unrecognized compensation cost related to unvested stock options granted under the plans. This cost is expected to be recognized over a weighted-average period of 2.06 years. Because the options are accounted for as liability awards, future compensation cost will vary with changes in the fair value of the underlying common stock and forfeiture rates.

Stock-based compensation expense (expense reversal) is included in selling, general and administrative expense in the accompanying consolidated statements of income and totaled $(12,608,000), $37,353,000 and

RSI HOME PRODUCTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$11,403,000 for each of the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively. The total income tax (provision) benefit recognized in the consolidated statements of income for stock-based compensation arrangements was $(4,765,000), $13,843,000 and $4,309,000 for each of the years ended December 31, 2016, January 2, 2016 and January 3, 2015, respectively.

NOTE 11 SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after the balance sheet date of December 31, 2016 through March 6, 2017, the date the consolidated financial statements were available to be issued, and has determined that no subsequent events require disclosure in the consolidated financial statements.

NOTE 12 SUBSEQUENT EVENTS (Unaudited)

On November 30, 2017, American Woodmark Corporation (“Woodmark”) and the Company entered into an Agreement and Plan of Merger. On December 29, 2017, Woodmark consummated the previously announced acquisition of the Company. At the closing of the Acquisition, Woodmark assumed the Company’s indebtedness consisting primarily of the Company’s privately placed 6.5% Senior Secured Second Lien Notes due 2023 issued in March 2015.

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”), was signed into law by President Trump. The Act includes a number of provisions, including the lowering of the U.S. corporate tax rate from 35 percent to 21 percent, effective January 1, 2018 and the establishment of a territorial-style system for taxing foreign-source income of domestic multinational corporations. The Company is in the process of quantifying the tax impacts of The Act. As a result of The Act, the Company expects there will be one-time adjustments for the re-measurement of deferred tax assets (liabilities) and the deemed repatriation tax on the unremitted foreign earnings and profits. The Company is in the process of quantifying the impact of the Act.